VERA BRADLEY ANNOUNCES APPOINTMENT OF MELINDA PARAIE AS CHIEF BRAND OFFICER

FORT WAYNE, Ind., October 29, 2025 – Vera Bradley, Inc. (“Vera Bradley” or the “Company”) (NASDAQ:VRA) today announced the appointment of Melinda Paraie as the Company’s Chief Brand Officer effective November 1, 2025.

“We are pleased that Melinda is joining the Company at this pivotal moment as we implement our comprehensive strategy to revitalize our market position," said Ian Bickley, Executive Chairman of Vera Bradley. "Melinda's extensive merchandise, design and marketing expertise with iconic brands such as Coach and Cath Kidston makes her ideally suited to help drive our integrated approach to product innovation, strategic merchandising, and targeted marketing. Her experience will be instrumental as we leverage our brand's proven emotional connection with consumers to re-engage our loyal customer base while expanding our reach to new market segments and elevating how we show up across all shopping channels."

Ms. Paraie served as the Chief Executive Officer of Cath Kidston where she managed the brand through its digital transformation, challenging business environment, during COVID-19 and eventual sale. Previously, she was a key leader at Tapestry, Inc. (formerly, Coach, Inc.) (NYSE: TPR), for more than ten years, most recently serving as Senior Vice President of Merchandising for North America and prior to that for the APAC region. Her contribution was an important part of Coach’s global expansion which saw sales outside North America grow by more than $1 Billion during her tenure. Ms. Paraie was a key part of the leadership team that saw success globally in revitalizing Coach’s product offerings. Ms. Paraie also served as Chief Merchandising Officer for John Hardy and acted as a strategic advisor to several other brands, including The Body Shop, Adolfo Dominguez and Vera Bradley.

"Melinda has been working with the Company in a strategic consulting role for the past six months, where she has already made significant contributions to our design and merchandising initiatives," added Mr. Bickley. "We are thrilled to formalize this partnership by welcoming her as our Chief Brand Officer, a key leadership role as we execute our strategy to strengthen our market position and deepen consumer engagement."

About Vera Bradley, Inc.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Vera Bradley Direct (“VB Direct”) and Vera Bradley Indirect (“VB Indirect”). The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,100 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2025. We undertake no obligation to publicly update or revise any forward-looking statement.

Contacts

Investors:
Tom Filandro, Partner
ICR, Inc.
VeraBradleyIR@icrinc.com

Media:
Mediacontact@verabradley.com
877-708-VERA (8372)